As filed with the Securities and Exchange Commission on February 1, 2001
                                                  Registration No.333-
=============================================================================
                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549
                         -------------------------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         the Securities Act of 1933

                                ASHLAND INC.
           (Exact name of Registrant as specified in its charter)

         Kentucky                                     61-0122250
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                        50 E. RiverCenter Boulevard
                                P.O. Box 391
                          Covington, KY 41012-0391
                               (859) 815-3333

     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     AMENDED AND RESTATED ASHLAND INC.
                               INCENTIVE PLAN

                          (Full title of the Plan)

                          David L. Hausrath, Esq.
                     Vice President and General Counsel
                        50 E. RiverCenter Boulevard
                                P.O. Box 391
                          Covington, KY 41012-0391
                               (859) 815-3333

    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         --------------------------

                      CALCULATION OF REGISTRATION FEE

====================================================================================================================
     Title of Each Class of Securities         Amount to be        Proposed          Proposed         Amount of
              to be Registered                  Registered          Maximum          Maximum        Registration
                                                                Offering Price      Aggregate            Fee
                                                                 Per Share(1)        Offering
                                                                                     Price(1)
--------------------------------------------------------------------------------------------------------------------
Common Stock (par value $1.00 per share)     4,000,000 shares          $36.57           $146,280,000      $36,570.00
and Rights attached thereto
====================================================================================================================

     (1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 on the basis of the average of the high and low reported sale prices of our common stock on the New York Stock Exchange Composite Tape on January 29, 2001 ($36.25-36.89).

                              PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (File No. 1-2918), are hereby incorporated by reference into this registration statement:

         (a) Ashland Inc.'s ("Ashland") Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

         (b) the description of our common stock, par value $1.00 per share, set forth in the Registration Statement on Form 10, as amended in its entirety by the Form 8 filed with the SEC on May 1, 1983; and

         (c) the description of Ashland's Rights to Purchase Series A Participating Cumulative Preferred Stock, set forth in the Registration Statement on Form 8-A dated May 16, 1996.

     In addition, all documents hereafter filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.


     The validity of the common stock offered hereby has been passed upon by David L. Hausrath, Esq., Vice President and General Counsel of Ashland. Mr. Hausrath owns beneficially 41,702 shares of our common stock (including common stock units held in our deferred compensation plan).

     The consolidated financial statements and schedule incorporated by reference or included in our Annual Report (Form 10-K) for the year ended September 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act contain detailed provisions for indemnification of directors and officers of Kentucky corporations against judgments, penalties, fines, settlements and reasonable expenses in connection with litigation. Under Kentucky law, the provisions of a company's articles and by-laws may govern the indemnification of officers and directors in lieu of the indemnification provided for by statute. We have elected to indemnify our officers and directors pursuant to our Restated Articles, our By-laws and by contract rather than to have such indemnification governed by the statutory provisions.

     Article X of the Restated Articles permits, but does not require, us to indemnify our directors, officers and employees to the fullest extent permitted by law. Our By-laws require indemnification of our officers and employees under certain circumstances. We have entered into indemnification contracts with each of our directors that require indemnification to the fullest extent permitted by law, subject to certain exceptions and limitations.

     We have purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) us against certain costs which we might be required to pay by way of indemnification to our directors or officers under our Restated Articles or By-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by us. In addition, we have purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which we, or the fiduciaries under our employee benefit plans, which may include our directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The  following  Exhibits  are  filed  as  part  of  this  Registration
Statement:

     4     Form of Certificate of Common Stock, par value $1.00 per share.
     5     Opinion of David L. Hausrath, Esq.
    10     Amended and Restated Ashland Inc. Incentive Plan.
  23.1     Consent of Ernst & Young LLP.
  23.2     Consent of David L. Hausrath, Esq. (included as part of Exhibit 5).
    24     Power of Attorney, including resolutions of the board of directors.

ITEM 9. UNDERTAKINGS.

     (A) Ashland hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (A)(l)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Ashland pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (B) Ashland hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Ashland's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ashland pursuant to the foregoing provisions, or otherwise, Ashland has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ashland of expenses incurred or paid by a director, officer or controlling person of Ashland in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ashland will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act, Ashland certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covington, Commonwealth of Kentucky, on February 1, 2001.

                            ASHLAND INC.,


                            By: ______________________________________
                                    David L. Hausrath
                                    Vice President and General Counsel

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on February 1, 2001.

                        Signature                                                    Title

                            *
                            -----                              Chairman of the Board and Chief Executive Officer
                    Paul W. Chellgren                                    (Principal Executive Officer)

                            *
                            -----                              Senior Vice President and Chief Financial Officer
                      J. Marvin Quin                                     (Principal Financial Officer)

                            *
                            -----                              Administrative Vice President and Controller
                     Kenneth L. Aulen                                   (Principal Accounting Officer)

                            *
                            -----                              Director
                     Samuel C. Butler

                            *
                            -----                              Director
                    Frank C. Carlucci

                            *
                            -----                              Director
                      Ernest H. Drew

                            *
                            -----                              Director
                     James B. Farley

                            *
                            -----                              Director
                    Bernadine P. Healy

                            *
                            -----                              Director
                    Mannie L. Jackson

                            *
                            -----                              Director
                    Patrick F. Noonan

                            *
                            -----                              Director
                     Jane C. Pfeiffer

                            *
                            -----                              Director
                            --
                  William L. Rouse, Jr.
                            *
                            -----                              Director
                    Theodore L. Solso

*By ___________________________________
                    David L. Hausrath
                     Attorney-in-fact

    *Original powers of attorney authorizing,  Paul W. Chellgren,  David L.
     Hausrath and Linda L. Foss and each of them to sign the Registration Statement and amendments thereto on behalf of the above-mentioned directors and officers of Ashland have been filed with the Commission as Exhibit 24 to the Registration Statement.

                               EXHIBIT INDEX

4         Form of Certificate of Common Stock, par value $1.00 per share.
5         Opinion of David L. Hausrath, Esq.
10        Amended and Restated Ashland Inc. Incentive Plan.
23.1      Consent of Ernst & Young LLP.
23.2      Consent of David L. Hausrath, Esq. (included as part of Exhibit 5).
24        Power of Attorney, including resolutions of the board of directors.